CONTANGO OIL & GAS COMPANY

Director Compensation Plan

(Effective 10/1/13)

Cash Compensation

•	Annual Retainer Fees (all payable quarterly, in arrears, with appropriate adjustments for partial periods)

◦	Board membership - $50,000 per year

◦	Non-Executive Board Chairman - $50,000 per year

◦	Audit Committee Chairman - $15,000 per year

◦	Compensation Committee Chairman - $10,000 per year

◦	Nominating & Governance Committee Chairman - $9,500 per year

◦	No separate retainer fee for Investment Committee Chairman

•	Meeting Fees (all payable quarterly, in arrears)

o	Regular Board

▪	$1,000 per meeting attended in person (no fee for telephonic)

▪	No maximum per year

o	Committee Meetings

▪	$1,000 per meeting attended in person (no fee for telephonic)

▪	No maximum per year

▪	Payable in addition to regular board meetings, even if on same day

Equity Compensation

•	Annual grants (with appropriate adjustments for partial periods)

o	$110,000 in Restricted Stock, vesting on the first anniversary of the date of grant

o	Pro-rated amount granted upon re-election at fall / winter 2013 annual stockholders meeting

o	Full amount granted upon re-election at annual stockholders meetings beginning spring 2014

o	Pro-rated amount granted upon initial election for new members

o	All pro-rated grants based on portion of service year remaining between date of grant and the next May 31st

Other

•	Each Directors is required to maintain ownership of at least fifty percent (50%) of the equity granted within the last three calendar years for service on the Board

•	Payment of reasonable travel expenses associated with Board and Committee Meeting attendance

•	No Director who is an employee of the Company will be compensated for service as a member of the Board of Directors or any committee of the Board of Directors